PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT ("Agreement"), dated for reference purposes, November  10th 2010, is hereby executed by and between A. Wayne Middleton herein referred to as ("Seller"), and Immobiliare Global Investments, Inc. ("Buyer").

RECITALS

 Whereas Seller owns 100% of the membership units in Thomas Investment Holdings, LLC (“The Company”); and,

                        Whereas Buyer desires to purchase The Company,

NOW, THEREFORE, in exchange for the consideration defined below, the parties agree to the following:

1. Consideration. In exchange for ($800,000.00) Eight Hundred Thousand Dollars and (25,000) Twenty Five Thousand Shares of Restricted Common Stock of Immobiliare Global Investments, Inc., Seller shall deliver to buyer all of outstanding membership units of The Company.  Buyer will pay this purchase price or return the membership units in the company by November 10, 2015.

2. Terms.  The Buyer will issue Seller a note payable for the $800,000 with  repayment terms of interest only payments of $3000 per month for an effective interest rate of 4.5%.  Said note will be secured by the real properties owned by The Company in accordance with Exhibit "A."  The Buyer will issue the Seller the Shares of Restricted Common Stock upon execution of this Agreement.  Buyer will assume all the debt of the company.  First monthly payment will be January of 2011.  Buyer will include the 25,000 shares in any registration statement filed with the SEC, and will purchase the shares at a share price of $1.00 per share, on the 48th month following the effective date of the Buyer's registration statement, should the publicly traded share price of the Company never exceed $1.00 within those 48 months.

3. Representations and Warranties of Sellers.

3.1  The Seller represents and warrants that he has exclusive ownership of 100% of the Membership rights of The Company.

4.

Miscellaneous.

           4.1 Venue. The Parties hereby agree that the venue of any action, proceeding, counterclaim, crossclaim, or other litigation relating to, involving, or resulting from the enforcement of this Agreement shall be in Salt Lake County, Utah only.

           4.2 Invalid Provision. The invalidity or unenforceability of any particular provision of this Agreement shall no affect the other provisions hereof, and the

Agreement shall be constructed in all respects as if the invalid or unenforceable provisions were omitted.

          4.3 Modification and Waiver. This Agreement contains the entire Agreement of the parties and no change of any term or provisions of this Agreement shall be valid or binding unless the same shall be in writing and signed by all of the parties hereto.  No waiver of any of the terms of this Agreement shall be valid unless signed by the party against whom the waiver is asserted.  A waiver on any one occasion shall not be constructed as a bar to or a wavier of any right on any future occasion.

           4.4 Binding Effect.  This agreement shall be binding upon the parties and their Respective personal representatives, heirs, successors and assigns.

           4.5 Governing Law.  This Agreement shall be governed by and constructed and enforced in accordance with the laws of the State of Utah.

           4.6 Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which shall constitute one and the same instrument.

           4.7  Attorney's Fees.  In the event that any party is required to engage in services of legal counsel to enforce the terms and conditions of this Agreement against any other party to this Agreement, regardless of whether such action results in litigation, the prevailing party shall be entitled to reimbursement of its reasonable attorney's fees and costs.

4.8 Equitable Remedies; Remedies Cumulative. All breaches of this Agreement are subject to specific enforcement, injunction and other forms of equitable relief, without prejudice to the right to seek damages or other remedies. The parties agree that monetary damages would not be sufficient remedy for a breach of this Agreement. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any other remedies. These rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise. The failure of any party to seek redress for violation of or to insist on the strict performance of any covenant or condition of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

4.9  Advice of Counsel. Each party signing this Agreement:

(a) understands that this Agreement contains legally binding provisions;

(b) has had the opportunity to consult with a lawyer; and

(c) has either consulted a lawyer or consciously decided not to consult a lawyer.

4.10 Miscellaneous. A. Whenever the single number is used in this Agreement and when required by the context, the same shall include plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision of this Agreement. Each and all of the covenants, terms, provisions and agreements in this Agreement contained shall be binding on and inure to the benefit of the parties and, to the extent permitted by this Agreement, their respective heirs, legal representatives, successors and assigns.

B.

Seller A. Wayne Middleton is also a shareholder and an officer of and has an interest in Buyer Immobiliare Global Investments, Inc.

Executed this __10th___ day of November, 2010.

Seller:

/s/: A. Wayne Middleton

11-10-2010

A. Wayne Middleton

          Date

/s/: David Skutt

11-10-2010

Witness Name:

          Date

Buyer:

/s/: Charles Irizarry

11-10-2010

By: Charles Irizarry, Vice President  Date

Immobiliare Global Investments, Inc

/s/: David Skutt

11-10-2010

Witness Name:

          Date

EXHIBIT A

List of Properties and Amounts Secured by Note

Amount

     Property Securing Amount

$635,000               1364, 1376 & 1382 Major Street, Salt Lake City

      one note for all combined properties

$40,000                 1414 South 900 West, Salt Lake City

$45,000                 345 North 1200 West, Salt Lake City

$40,000                 476 South Concord Street, Salt Lake City

$40,000                 1111 West 900 South, Salt Lake City

_________

$800,000  Total